Exhibit 99.1

Henry Chesbrough to Join the Board of UTEK Corporation

Celebrated Thought Leader and Driver of Open Innovation

Tampa, FL — (Business Wire) – December 17, 2009 — UTEK Corporation (NYSE Amex: UTK), a leading IP licensing and innovation services company is pleased to announce that Dr. Henry Chesbrough is joining the Board of UTEK Corporation.

Dr. Henry Chesbrough is the pioneering thought leader of the global open innovation movement. Dr. Chesbrough currently serves as Adjunct Professor and Executive Director of the Center for Open Innovation at the Haas School of Business at the University of California, Berkeley. His groundbreaking book Open Innovation: The New Imperative for Creating and Profiting from Technology (Harvard Business School Press), brought the term “open innovation” into the language of global business and propelled firms to accelerate their core business growth by dramatically increasing the percent of IP licensed and acquired from outside their organizations.

This week, the UTEK Board approved and Dr. Chesbrough accepted this appointment with his term commencing February 1, 2010. Previously acting as a strategic advisor to UTEK, this appointment is a significant endorsement of UTEK’s new leadership and strategic direction, bringing an innovation technology platform and services capability under one umbrella to create unprecedented breadth and depth in the industry.

“The open innovation market is rapidly expanding, and UTEK is well positioned to be a leader in the innovation strategy and services industry. The company has a unique capability to offer an end to end innovation solution, starting with its strategic and custom services, as well as their knowledge and relationships. This set of offerings enables them to help their clients navigate the entire value chain for accelerated innovation,” states Dr. Henry Chesbrough. “I like the direction UTEK is going and am proud to serve them in this capacity.”

“Dr. Chesbrough is a welcome and significant addition to our Board. We are pleased to be the only company in which Dr. Chesbrough serves on the Board of Directors. We share the philosophy that conventional methods of new product and service innovation need to change UTEK is well positioned to drive this global transformation,” says Doug Schaedler, Chief Executive Officer of UTEK Corporation. “We help our clients capture value from all of their IP and assets, improving their capabilities and helping them to outperform their industry. Dr. Chesbrough’s newly expanded relationship with UTEK will further bolster that mission.”

About UTEK Corporation

UTEK® is a leading global IP licensing and innovation services company. UTEK’s services enable its clients to enhance their innovation capabilities, rapidly source externally developed technologies, create value from their intellectual property and gain foresight into marketplace and technology developments that could affect their business. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on UTEK’s website www.utekcorp.com.

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Lesley Cohen

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